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                          CHESAPEAKE ENERGY CORPORATION

                               401(k) MAKE-UP PLAN


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                          CHESAPEAKE ENERGY CORPORATION
                               401(k) MAKE-UP PLAN

                                Table of Contents



                                                                            Page

ARTICLE I ESTABLISHMENT AND PURPOSE.......................................  1

1.1      Establishment....................................................  1
1.2      Purpose..........................................................  1
1.3      ERISA Status.....................................................  1

ARTICLE II DEFINITIONS....................................................  1
2.1      Definitions......................................................  1

ARTICLE III ELIGIBILITY AND PARTICIPATION.................................  5

ARTICLE IV ELECTIVE DEFERRALS.............................................  5
4.1      Deferrals........................................................  5
4.2      Timing of Deferral Election......................................  5

ARTICLE V COMPANY CONTRIBUTIONS...........................................  6
5.1      Purpose..........................................................  6
5.2      Eligibility for Supplemental Matching Contributions..............  6
5.3      Calculation of Supplemental Matching Contributions...............  6
5.4      Discretionary Contributions......................................  7

ARTICLE VI PAYMENT OF BENEFITS............................................  7
6.1      Payment Upon Termination or Disability...........................  7
6.2      Payment to Beneficiary...........................................  7
6.3      Beneficiary Designations.........................................  7
6.4      Changes in Payment Date..........................................  8

ARTICLE VII ACCOUNTS AND INVESTMENT.......................................  9
7.1      Establishment of Account.........................................  9
7.2      Balance of Account...............................................  9
7.3      Investment Direction - Deferred Amounts..........................  9
7.4      Investment of Company Contributions..............................  9
7.5      Vesting..........................................................  9
7.6      Account Statements............................................... 10

ARTICLE VIII ADMINISTRATION............................................... 10
8.1      Administration................................................... 10
8.2      Indemnification and Exculpation.................................. 10
8.3      Rules of Conduct................................................. 10
8.4      Legal, Accounting, Clerical and Other Services................... 10
8.5      Records of Administration........................................ 11
8.6      Expenses......................................................... 11

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8.7      Liability........................................................ 11
8.8      Claims Review Procedures......................................... 11
8.9      Finality of Determinations; Exhaustion of Remedies............... 12
8.10     Effect of Fiduciary Action....................................... 12

ARTICLE IX GENERAL PROVISIONS............................................. 13
9.1      Effect on Other Plans............................................ 13
9.2      Conditions of Employment Not Affected by Plan.................... 13
9.3      Restrictions on Alienation of Benefits........................... 13
9.4      Funding.......................................................... 13
9.5      Tax Consequences Not Guaranteed.................................. 14
9.6      Construction..................................................... 14
9.7      Severability..................................................... 14
9.8      Tax Withholding.................................................. 14
9.9      Articles and Section Titles and Headings......................... 14
9.10     Governing Law.................................................... 14

ARTICLE X AMENDMENT AND TERMINATION....................................... 14
10.1     Amendment and Termination........................................ 14
10.2     Change of Control................................................ 15

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                          CHESAPEAKE ENERGY CORPORATION
                               401(k) MAKE-UP PLAN

                                   ARTICLE I
                            Establishment and Purpose

     1.1 Establishment. Chesapeake Energy Corporation ("Company"), hereby adopts the Chesapeake Energy Corporation 401(k) Make-Up Plan effective January 1, 2003.

     1.2 Purpose. The Plan shall provide Eligible Employees the ability to defer payment of compensation earned and/or granted by the Company, its Subsidiaries and/or Affiliated Entities. The Plan is intended to provide such Eligible Employees with a degree of flexibility in their financial planning. The Plan is also intended to provide the opportunity to make contributions which would otherwise be made under the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan ("Qualified Plan") but which cannot be made under the Qualified Plan due to the limitations imposed by (i) Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the annual compensation that may be taken into account in computing benefits under plans qualified under Sections 401(a) and 501(a) of the Code, and (ii) Sections 401(k) and 402(g) of the Code which limits benefits that may be deferred into a defined contribution plan qualified under Section 401(k) of the Code or which may be contributed by the Company as a "matching contribution" under Section 401(m) of the Code.

     1.3 ERISA Status. The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA.

                                   ARTICLE II
                                   Definitions

     2.1 Definitions. For purposes of this Plan, the following definitions shall apply:

          (a) "Account" means the record keeping accounts maintained in the name of a Participant to which Deferred Amounts, Company Contributions and any income, earnings or losses thereon are recorded pursuant to the provisions of
Article VII.

          (b) "Affiliated Entity" means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

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          (c) "Base Salary" means the Participant's annualized gross rate of salary paid before any deductions of any kind whatsoever excluding overtime, bonuses, commissions and other extraordinary compensation.

          (d) "Beneficiary" means the person, persons, trust, or other entity designated by a Participant on a beneficiary designation form adopted by the Committee to receive benefits, if any, under this Plan at such Participant's death pursuant to Section 6.3.

          (e) "Board" means the Board of Directors of the Company.

          (f) "Bonus" means the Participant's cash performance bonus(es) to be paid during each calendar year before any deductions of any kind whatsoever.

          (g) "Change of Control" means the occurrence of any of the following:

               (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"). For purposes of this paragraph 2.1(g) the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii);

               (ii) the individuals who, as of the date hereof, constitute the board of directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

               (iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless following such Business Combination:
(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the


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then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any Regulations relating thereto.

          (i) "Committee" means the committee appointed by the Board of Directors of the Company to manage and administer the Plan.

          (j) "Company Contribution" means, collectively, the Supplemental Matching Contribution and any Discretionary Contributions made by the Company for the benefit of a Participant pursuant to Article V.

          (k) "Deferred Amount" means the portion of a Participant's Base Salary and Bonus which the Participant elects to defer pursuant to Article IV. Deferred Amounts shall be determined by reference to the Plan Year in which the Base Salary is earned and the Bonus would otherwise have been paid.

          (l) "Disability" means either a physical or mental disability as a result of which, at least 180 days after commencement of such disability, the Participant is determined, by a physician selected by the Company and acceptable to the Participant or the Participant's legal representative, to be totally and permanently disabled.

          (m) "Discretionary Contributions" means a discretionary contribution made by the Company to a Participant's Account pursuant to Section 5.4 of the Plan.

          (n) "Election" means an affirmative election made by an Eligible Employee on a deferral election form provided by the Committee with respect to which the Eligible Employee may elect Deferred Amounts under this Plan.


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          (o) "Eligible Employee" means (i) an employee who (A) is designated by the Committee as belonging to a "select group of management or highly compensated employees," as such phrase is defined under ERISA; (B) receives a Base Salary of $100,000 or more during the twelve months immediately preceding the applicable Plan Year; (C) has five or more Years of Service with the Company, a Subsidiary or an Affiliated Entity prior to the Plan Year and (D) is employed by the Company, a Subsidiary or an Affiliated Entity on December 31 preceding the applicable Plan Year; or (ii) an employee who is otherwise determined by the Committee to be eligible to participate in the Plan.

          (p) "Employer" shall mean the Company and/or any Subsidiary or Affiliated Entity that employs a Participant.

          (q) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (r) "Participant" means an Eligible Employee who has Deferred Amounts and/or Company Contributions credited to an Account under this Plan.

          (s) "Plan" means this Chesapeake Energy Corporation 401(k) Make-Up Plan, as amended from time to time.

          (t) "Plan Year" means the 12-month period beginning on January 1st and ending on December 31st.

          (u) "Qualified Plan" means the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

          (v) "Qualified Plan Matching Contribution" means the total of all matching contributions made by the Company to the Qualified Plan for the benefit of a Participant under and in accordance with the terms of the Qualified Plan in any Plan Year.

          (w) "Retirement Date" means the date a Participant is at least age 55 and has at least 10 Years of Service with the Company, a Subsidiary or an Affiliated Entity.

          (x) "Stock" means Chesapeake Energy Corporation common stock.

          (y) "Subsidiary" shall have the same meaning set forth in Section 424 of the Code.

          (z) "Supplemental Matching Contribution" means the matching contribution made by the Company for the benefit of a Participant pursuant to
Article V of the Plan.

          (aa) "Trust" shall mean a "grantor trust" as defined in Section 671 of the Code, which may be established by the Company to provide a source of funding for amounts deferred hereunder.

          (bb) "Valuation Date" means the close of business on the applicable business day assuming daily valuations of Accounts.


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          (cc) "Year of Service" means the active employment with the Company, a
Subsidiary or an Affiliated Entity for 12 consecutive months.

                                  ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

     The Committee shall provide Eligible Employees selected for participation in this Plan with notice of eligibility and permit such Eligible Employee the opportunity to make an Election pursuant to Article IV. Notice may be given at the time and in the manner as the Committee may determine. All determinations regarding eligibility for participation in the Plan will be made by the Committee. The determinations of the Committee will be final and binding. Eligible Employees who have made an Election under this Plan shall continue as a Participant as long as there is a balance credited to his or her Account.

                                   ARTICLE IV
                               ELECTIVE DEFERRALS

     4.1 Deferrals. Eligible Employees may make elective deferrals with respect to the following sources in accordance with the provisions of this Article IV:

          (a) Amount Eligible for Deferral.

               (i) Bonus. An Eligible Employee may elect to defer under this Plan and the Chesapeake Energy Corporation Deferred Compensation Plan up to 100% of the Eligible Employee's Bonus that may be awarded by the Company, a Subsidiary or an Affiliated Entity. The amount deferred shall be specified as a percentage of any Bonus which may be awarded to an Eligible Employee in a Plan Year.

               (ii) Base Salary. An Eligible Employee may elect to defer under this Plan and the Chesapeake Energy Corporation Deferred Compensation Plan up to 60% of the Eligible Employee's Base Salary as long as such deferral does not reduce such Eligible Employee's Base Salary below an amount necessary to satisfy applicable employment withholding tax obligations, benefit plan contributions, and income tax withholding obligations.

          (b) Deferrals. The amount of Base Salary and Bonus deferred by a Participant under this Plan shall be equal to (i) the percentage of Base Salary and Bonus the Participant elects to defer reduced by (ii) the maximum amount the Participant is permitted to contribute to the Qualified Plan pursuant to the terms of the Qualified Plan.

          4.2 Timing of Deferral Election. Except as may be permitted by the Code or the regulations adopted thereunder, the Election to defer shall apply to Base Salary earned and Bonus paid during the Plan Year which commences immediately following the year in which the Election is made. Elections must be completed and filed before the December 1 preceding the beginning of the Plan Year when such elections are to be applicable. Elections shall only be applicable to Base Salary which has not been earned, and to Bonus which has not been finally determined and/or awarded. Eligible Employees who are selected to participate in the Plan during a Plan Year will be permitted to participate in the Plan if an Election form is completed and filed at least 30 days prior to the date participation in the Plan is scheduled to commence.

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Elections will continue to apply to subsequent Plan Years unless and until the
Participant files a revised Election with the Committee by December 1 of the year preceding the Plan Year when the revised election is to be applicable.

                                   ARTICLE V
                              COMPANY CONTRIBUTIONS

     5.1 Purpose. Section 401(a)(17) of the Code limits the amount of compensation that may be taken into account under a tax-qualified Qualified Plan for any year to $200,000, adjusted annually by the Internal Revenue Service for cost of living increases. Section 401(m) of the Code (and the Qualified Plan) limits the amount which may be contributed by the Company as a "matching contribution" to the Qualified Plan. Section 402(g) of the Code limits the amount of deferrals of compensation under a tax-qualified Qualified Plan with a
Section 401(k) feature to $12,000 as adjusted annually by the Internal Revenue Service. The purpose of this Article V is to restore to Participants any benefits that would have been available to them under the Qualified Plan had the limitations of Sections 401(a)(17), 401(m) or 402(g) of the Code not been imposed.

     5.2 Eligibility for Supplemental Matching Contributions. To be eligible for Supplemental Matching Contributions, an Eligible Employee must (a) be a Participant in the Qualified Plan, (b) have made the maximum contribution allowable under the Qualified Plan and (c) have experienced a reduction in the benefits he would have received from the Qualified Plan as a result of the limitations of Section 401(a)(17) or 402(g) of the Code.

     5.3 Calculation of Supplemental Matching Contributions. Each Plan Year, the Company will make a Supplemental Matching Contribution to this Plan on behalf of each Participant in an amount equal to the difference between (i) and (ii) below:

               (i) An amount equal to 100% percent of the amount deferred by the Participant pursuant to Section 4.1 for the Plan Year, without giving effect to any reductions required by the limitations imposed by the Code on or under the Qualified Plan but not to exceed a percentage of such Participant's Base Salary and Bonus (the "Company Maximum Match") as determined by the Committee in its discretion for such Plan Year. For purposes of the initial Plan Year, the Company Maximum Match shall be 15%;

     LESS

              (ii) The amount of the Qualified Plan Matching Contribution actually allocated to the Qualified Plan on the Participant's behalf for the Plan Year.

Provided, the Supplemental Matching Contribution will only be made on behalf of a Participant for any Plan Year if such Participant has made the maximum deferral of compensation as permitted under Section 402(g) to the Qualified Plan and the Company has made the maximum Qualified Plan Matching Contribution to the Qualified Plan as permitted under Section 401(m) of the Code and the Qualified Plan as determined by the Committee in its discretion for such Plan Year.

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     5.4 Discretionary Contributions. The Committee may also make any contribution it so elects, as either an additional match or such other basis chosen by the Committee, to a Participant in any given Plan Year.

                                   ARTICLE VI
                               PAYMENT OF BENEFITS

     6.1 Payment Upon Termination or Disability.

          (a) Timing. Unless otherwise distributed in accordance with the terms of this Plan, payment of a Participant's vested Account shall commence as described below following (i) a Participant's termination of employment for any reason, or (ii) the date the Participant is determined by the Committee to have incurred a Disability.

          (b) Installment Payments. If a Participant's vested Account balance is at least $50,000 and the Participant terminates employment or becomes Disabled after attaining the Participant's Retirement Date, the Participant is eligible to elect annual installment payments payable over a period of 1 to 20 years. The first installment shall commence within 30 days of the calendar quarter following the one-year anniversary of the Participant's date of termination or date of Disability with each subsequent annual installment paid in January of each year until all installment payments have been paid. If a Participant qualifies for an installment payment but fails to make an effective designation as to the method of payment, the Participant's Account will be distributed in annual installments over 10 years.

          (c) Lump Sum Payment. If a Participant terminates employment for any reason prior to his or her Retirement Date or with an Account balance less than $50,000, payment will be made in the form of a lump sum within 30 days following the month of the Participant's date of termination or Disability. If a Participant terminates employment or becomes Disabled and is eligible to receive installment payments but elects to receive payment in the form of a single lump sum, payment will be made 13 months following the Participant's date of termination or date of Disability.

          (d) Changes in Method of Payment. The Committee, in its sole discretion, may permit a different method of payment if a Participant is determined by the Committee to be subject to special circumstances. The method of payment may be changed from time to time by the Participant, but in no event will such change be considered valid if the change occurs within the 12-month period prior to the date payment is scheduled to commence without the approval of the Committee.

     6.2 Payment to Beneficiary. If a Participant dies with a balance credited to the Participant's Account the then current vested balance of the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum.

     6.3 Beneficiary Designations. A Participant shall designate on a beneficiary designation form provided by the Committee a Beneficiary who, upon the Participant's death, will receive payments that otherwise would have been paid to the Participant under the Plan. All Beneficiary designations must be in writing. Beneficiary designations will be effective only if and when delivered to the Committee during the lifetime of the Participant. A Participant may

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change a Beneficiary or Beneficiaries by filing a new beneficiary designation form. The latest beneficiary designation form shall apply to the Accounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate Beneficiary designation form, the balance of the Participant's Account will be paid to such Beneficiary's estate. If a Participant fails to designate a Beneficiary or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant's estate.

     6.4 Changes in Payment Date.

          (a) Emergency. If the Participant experiences an unforeseeable emergency, payment of the Participant's Account, attributable to Deferred Amounts, prior to the Participant's termination date may occur with the approval of the Committee subject to the following conditions:

                    (i) The minimum emergency withdrawal is the lesser of $25,000 or 100% of the Account balance;

                    (ii) The Participant must submit a written request to the Committee at least 30 days prior to the date the Participant requests payment. The written notice must state the reason necessitating the early payment and provide documentation that the financial hardship cannot be satisfied by other assets;

                    (iii) The emergency must result from a severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (2) loss of the Participant's property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The need to send a Participant's child to college or the desire to purchase a home shall not be considered emergencies for purposes of this Subsection 6.4(a);

                    (iv) The decision whether to allow an emergency withdrawal from the Participant's Account shall be made in the sole and absolute discretion of the Committee; and

                    (v) In the event a Participant receives an emergency payment, all deferrals elected for such Plan Year shall cease, and the Participant shall not be eligible to participate in the Plan for the balance of the Plan Year and one additional Plan Year.

          (b) Nonscheduled Withdrawal. A Participant may request an unscheduled distribution of not less than 25% of the portion of his Account attributable to Deferred Amounts. However, the distribution will be subject to a 10% penalty of the amount requested. In the event a Participant requests a nonscheduled withdrawal, (i) all deferrals under this Plan for such Plan Year shall cease,
(ii) the Participant shall not be eligible to participate in the Plan for the balance of the Plan Year and one additional Plan Year, and (iii) the Participant shall forfeit the portion of Company Contributions (vested and unvested) held in the Participant's Account in proportion to the Deferred Amounts distributed to the Participant.



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                                  ARTICLE VII
                             ACCOUNTS AND INVESTMENT

     7.1 Establishment of Account. There shall be established and maintained by the Company a separate Account in the name of each Participant who has elected to defer Base Salary and Bonus under the terms of this Plan.

     7.2 Balance of Account. The balance of each Participant's Account shall include Deferred Amounts and Company Contributions, plus income and gains credited with respect to the deemed investments selected by the Participant based on the benchmark funds provided by the Committee. Losses from the deemed investments in the benchmark funds shall reduce the Participant's Account balance. The balance of each Participant's Account shall be determined as of each Valuation Date.

     7.3 Investment Direction - Deferred Amounts. The Committee may, in its sole discretion, offer more than one benchmark fund as a deemed investment alternative. If the Committee elects to offer more than one deemed investment alternative, on such form as the Committee prescribes, each Participant may select among the different benchmark funds for Deferred Amounts. However, the Committee is not required to accept the deemed investments made by the Participant. No actual investments shall be made by Participants. The deemed investments in benchmark funds are only for the purpose of determining the Company's payment obligation under the Plan. A Participant who has a choice of more than one such benchmark fund may, as frequently as daily, modify his election of benchmark funds through a procedure designated by the Committee. Such modification will be in accordance with rules and procedures adopted by the Committee. The balance of each Participant's Account shall be deemed invested in one or more benchmark funds on each Valuation Date, and income or losses shall accrue on such balance upon such date, from the previous Valuation Date.

     7.4 Investment of Company Contributions. Company Contributions will be deemed to be invested solely in Stock. Distributions of the Participant's Account balance attributable to Company Contributions will be made in Stock. A Participant may not elect to diversify the portion of his Account attributable to Company Contributions. On the last day of each calendar quarter the Company shall transfer to the trustee of the Trust cash equal to the amount of the Company Contribution for the quarter. The trustee shall purchase shares of Stock on the open market on the last business day of each calendar quarter. Shares of Stock shall be issued in the name of the trustee of the Trust. During the period that Stock is held by the trustee, cash dividends will not be paid with respect to such Stock and Stock dividends will not be reinvested in the Participant's Account. During the period Stock is held by the Trust, Participants will not have the right to vote such shares of Stock and the Participant will not have any other incidents of ownership or rights as a shareholder with respect to such Stock.

     7.5 Vesting.

          (a) Deferred Amounts. Subject to the conditions and limitations on payment of benefits under the Plan, a Participant shall always have a fully vested and nonforfeitable beneficial interest in the balance standing to the credit of the Participant's Account attributable to Deferred Amounts and any income, earnings or losses thereon.

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         (b) Company Contributions. Supplemental Matching Contributions and any
income, earnings or losses thereon shall vest at the rate of 25% per year for each Year of Service with the Company from the date of the contribution. Discretionary Contributions shall vest as determined by the Committee upon the grant of a Discretionary Contribution. If a Participant terminates employment prior to vesting, the unvested Company Contributions and any income, earnings or losses thereon shall be forfeited. Forfeited amounts shall be used to offset future contributions by the Company. In the event termination is due to death, Disability or retirement, the Committee may, in its sole and absolute discretion, accelerate vesting. Upon the occurrence of a Change of Control, all Participants shall be deemed to be 100% vested in all Company Contributions credited to their Account.

          7.6 Account Statements. The Committee shall provide each Participant with a statement of the status of the Participant's Account under the Plan. The Committee shall provide such statement quarterly or at such other times as the Committee may determine. Account statements shall be in the format prescribed by the Committee.

                                  ARTICLE VIII
                                 ADMINISTRATION

     8.1 Administration. The Plan shall be administered, construed and interpreted by the Committee. The Committee shall have the sole authority and discretion to determine eligibility for benefits and to construe the terms of the Plan. The determinations by the Committee as to any disputed questions arising under the Plan, including the eligibility to become a Participant in the Plan and the amounts of benefits under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.

     8.2 Indemnification and Exculpation. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

     8.3 Rules of Conduct. The Committee shall adopt rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

     8.4 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. The Company shall pay all expenses of the Committee.

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


     8.5 Records of Administration. The Committee shall keep or designate another party to keep records reflecting the administration of this Plan which shall be subject to audit by the Company.

     8.6 Expenses. The expenses of administering the Plan shall be borne by the Company.

     8.7 Liability. No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

     8.8 Claims Review Procedures. The following claim procedures shall apply until such time as a Change of Control has occurred. During the 24-month period following a Change of Control, these procedures shall apply only to the extent the claimant requests their application. After the expiration of the 24-month period following a Change of Control, then, these procedures shall again apply until the occurrence of a subsequent Change of Control.

          (a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

               (i) The specific reasons for the denial;

               (ii) Specific reference to pertinent Plan provisions on which the denial is based;

               (iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

               (iv) An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

               (v) If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 8.8(a)(iv).

          (b) Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the

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


request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

          (c) Other Procedures. Notwithstanding the foregoing, the
Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

     8.9 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in
Section 8.8 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 8.8. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant's denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application during the 24-month period following a Change of Control as to a claim which is first asserted or first denied after the Change of Control and, as to such a claim, the de novo standard of judicial review shall apply. After the expiration of the 24-month period following a Change of Control, then, this Section shall again apply until the occurrence of a subsequent Change of Control.

     8.10 Effect of Fiduciary Action. The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 8.9, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee's or Plan fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board's approval, may amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall not apply

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


to fiduciary or Committee actions or interpretations which take place or are made during the 24-month period following a Change of Control. After the expiration of the 24-month period following a Change of Control, then, this Section shall again apply until the occurrence of a subsequent Change of Control.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Effect on Other Plans. Deferred Amounts shall not be considered as part of a Participant's compensation for the purpose of any qualified defined contribution or defined benefit plan maintained by the Company, a Subsidiary or an Affiliated Entity in the Plan Year in which any deferral occurs under this Plan, and such amounts will not be considered under the Company's qualified defined contribution or defined benefit plans in the Plan Year in which payment occurs. However, such amounts may be taken into account under all other employee benefit plans maintained by the Company, a Subsidiary or an Affiliated Entity in the year in which such amounts would have been payable absent the deferral election; provided, such amounts shall not be taken into account if their inclusion would jeopardize the tax-qualified status of the plan to which they relate.

     9.2 Conditions of Employment Not Affected by Plan. The establishment and maintenance of the Plan shall not be construed as conferring any legal rights upon any Participant to the continuation of employment with the Company, nor shall the Plan interfere with the rights of the Company to discharge any Participant with or without cause.

     9.3 Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant's Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.

     9.4 Funding. The benefits described in this Plan are obligations of the Employers to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Employers and shall be subject to the general creditors of the Company and the Employer of the Participant. Benefits shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer or the Company and a Participant or any other person. Provided, the Company may establish and/or continue the Trust. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Company, a Subsidiary or any Affiliated Entity who is the Employer of such Participant.

     9.5 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event the Plan is amended or terminated as permitted under Section 10.1, accelerated, or because of change in Plan design or funding; e.g., establishment of a "secular trust."

     9.6 Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

     9.7 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

     9.8 Tax Withholding. The Employer may withhold from a payment or accrued benefit or from the Participant's other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to Deferred Amounts or payments under this Plan.

     9.9 Articles and Section Titles and Headings. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

     9.10 Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.

                                   ARTICLE X
                            AMENDMENT AND TERMINATION

     10.1 Amendment and Termination. The Committee may amend, modify or terminate the Plan at any time and in any manner. No amendment may reduce the then vested Account balance of any Participant. In the event of a termination of the Plan, no further deferrals shall be made under the Plan. Amounts which are then payable or which become payable under the terms of the Plan shall be paid in a lump sum.

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

     10.2 Change of Control. If a Change of Control occurs, the Plan shall terminate at the time of such event and the Participant Accounts shall be distributed in a lump sum unless the Committee elects to continue the Plan.

     IN WITNESS WHEREOF, the Company and each Employer have caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this 3rd day of December, 2002, but effective as of January 1, 2003.

                                         CHESAPEAKE ENERGY CORPORATION, an
                                         Oklahoma corporation



                                         By: /s/  Martha A. Burger
                                             ----------------------------------
                                             Martha A. Burger, Treasurer and
                                             Senior Vice President - Human
                                             Resources



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